EXHIBIT 4.58

Appendix 24:

Number: 2010 Company (Qing) Dai Zi No. 1002

General Agreement on Import Payment Agent Service

IMPORTANT NOTE: This Agreement is established based on the principle of equality and voluntariness and unanimity, and all terms of the agreement represent the true meaning of both parties. In order to safeguard Party B’s legitimate rights, Party A calls the attention of Party B to contents in bold and black.

Party A: Industrial and Commercial Bank of China Limited Dongguan Qingxi Branch

Residence (address): Qingxi Town, Dongguan City

Principal: Zhang Wenbin

Party B: Dongguan Lite Array Company Limited.

Residence (address): Galaxy Ind. Area. Qingxi. Dongguan Provision, PRC

Legal representative: John C.K. Sham

Whereas Party B applies to Party A for Import Payment Agent Service, so both parties make and conclude this agreement after reaching a consensus through equal consultation in order to clarify responsibilities and abide by the credit.

Article 1, Definition: “Import Payment Agent” refers to that when conducting the businesses related to the import letter of credit, import collection agent and T / T, due to financial demands, Party B applies to Party A to pay the imported goods for Party B through its domestic and foreign branches, and Party B promises to repay within an agreed period the above payments, and the resulting interest, commissions, fees, default interest, etc.. The payment order of Paying Bank Agent selected by Party A shall be considered as the Party A’ claims evidence to Party B.

Article 2, This Agreement applies to all import payment agent services and extension of import payment agent service. Each import payment agent service shall be applied by Party B through the submission of “Application for the Import Payment Agent Service”. Each extension of import payment agent service shall be applied by Party B through the submission of “Application for the Extension of Import Payment Agent Service”. Party A will decide whether to accept the application based on specific conditions, and determine the financing amount, period, interest rates and other issues based on Party A’s provisions.

Article 3, With the approval of Party A, Party B can repay in advance the principal and interest of payment, and shall pay to Party A with fees related to the prepayment. The remittance / payment interest rate of the prepayment shall be same to that specified by Party A.

Article 4, With the approval of Party A, Party B can apply for the extension of import payment agent service, and shall pay relevant fees to Party A according to Party A’s requirements. After the extension, the remittance / payment interest rate shall be same to that specified by Party A.

Article 5, If Party A is empowered to pay for Party B’s businesses related to import letter of credit, import collection agent and cash on delivery, Party B promises to pay the actual financing funds, interest and related fees unconditionally to Party A at the due date based on the specifications in “Payment Confirmation on the Import Payment Agent Service”.

Article 6, Financing Management: Party A is entitled to inspect and supervise Party B’s operation and management, financial activities, supplies and inventory, sales and other issues. Party B shall submit monthly financial statements, related plans and statistical reports to Party A, and help Party A to facilitate the financing management work.

Article 7, In order to ensure Party A can get the full goods payment which is paid in advance by Party A for Party B and the interest and fees and others, Party B agrees to transfer the ownership of imported goods to Party A and provides the appropriate guarantee based on Party A’s requirements. About the import payment agent service related to import letter of credit and import payment agent, Party B shall present the trust receipt to Party A based on businesses, and based on the above files, Party B, as the Party A’s trustee, will hold and handle documents and all goods related to the import letter of credit and import collection agent for Party A’s interest. After goods are sold, the sale income related to goods shall be kept by Party B on behalf of Party A, and Party A is entitled to get back the payment at any time. Party B ensures to deposit the sales payment to the account designated by Party A: 2010028919200084939. If Party B can’t repay the debt, Party A is entitled to directly handle goods.

Based on Party A’s requirements, Party B shall provide the maximum guarantee approved by Party A (name of guarantee contract: maximum pledge guarantee contract; Contract Number: 2010 Company (Qing) Zhi Zi No. 1003), the guarantor’s responsibilities shall cover all businesses of Party B under the General Agreement. If Party B provides the mortgage guarantee, the pledge shall be other objects excluding imported goods.

The above trust receipt and Guarantee Contract is an impartible part of this agreement, and has the same legal effect as this agreement.

Article 8, Repayment: Party B ensures to repay the principal and interest of Party A’s payment at the due date based on requirements in “Repayment Confirmation of Import Payment Agent Services”. Party B shall not handle repayment procedures without the consent of Party A. In the event that Party B can not repay on schedule, Party A shall have following rights regardless of any reason,:

1. Charge the default interest for overdue debts, and the default interest rate will be [blank]% higher than the financing interest rate, and the compound interest shall be calculated and charged based on the default interest rate if the default interest is not paid as schedule by Party B.

2. Deduct arrears from Party B’s account in accordance with this agreement;

3. Deduct debts from all Party B’s receivables;

4. Dispose the pledge or require the guarantor to pay the debt for Party B;

5. Take any other measures to maintain Party A’s rights and interests under this Agreement.

Article 9, Insurance: Party A is entitled to require Party B to buy the insurance for the above imported goods with Party A as the first beneficiary based on specific conditions, and to deduct directly the principal and interest of financing funds from the indemnity from the insurance company.

Article 10, Party B’s representations and warranties and commitments

1. Party B is an economic entity with an independent legal personality established in accordance with laws of the People’s Republic of China;

2. Party B has the qualification and permission to enjoy its rights as the legal person and fulfil its obligations.

3. All information about this finance that Party B provides to Party A is true and real;

4. Party B further assures Party A that, Party B shall not act as follows unless it is approved in writing by Party A:

(1) Providing the guarantee for other economic entities prior to paying off this financing funds (including principal and interest);

(2) Causing, incurring or permitting any possible loss of property income and the right of Party A at present and in the future;

5. Party B promises not to act as follows in any circumstance:

(1) After Party A makes the payment through the financing, refuse to pay the due payment, relevant interest and fees to Party A with any excuse, or apply to the court for stopping to pay the above payments, interest and fees;

(2) Damage Party A’s creditor’s right by disputes of basic trade contract;

(3) Mortgage or pledge the receipts or goods in above receipts related to the import letter of credit and import collection agent to other persons;

(4) Behaviors that will be detrimental to or likely prejudice Party A to fulfil obligations and the responsibilities hereunder.

Article 11, Liability for breach of contract

1. Party B will constitute a breach of contract in case that one of the following circumstances occurs:

(1) Party B makes untrue representations and warranties or violates commitments in this Agreement;

(2) Party B fails to fulfil obligations hereunder;

(3) Party A believes that Party B’s production and operation or credit is changed so as to affect its performance of the obligations and responsibilities under this Finance Agreement;

(4). Party B’s going out of business, dissolution, liquidation, suspending business for rectification, revocation of business license and being revoked or petitioned for bankruptcy;

(5) Party B is involved in major economic disputes or its performance of obligations is adversely affected due to liability accidents caused by the breach of food safety, safety production, environmental protection and other related laws, regulations or industry standards;

(6) Party B defrauds Party A’s funds or credit by the use of false contracts with associated parties and without the actual transaction, or defrauds Party A’s claims through the associated transactions;

(7) The guarantee under the agreement is changed to be not conducive to Party A, and Party B fails to provide other guarantee in accordance with Party A’s requirements:

(8) Other cases that may cause significant adverse impact on Party B’s performance of obligations under this Agreement.

2. In case of Party B’s breach of contract, Party A is entitled to take one or more of the following remedies:

(1) Requiring Party B to correct the breach of contract;

(2) Stopping to grant the financing that has not been granted;

(3) Announcing that all outstanding amounts are immediately due, and Party B must immediately repay the financing and bear the corresponding liability for breach;

(4) Other measures specified by relevant laws and regulations and the agreement or necessary measures that are treated by Party A.

The above measures don’t affect any right of Party A in the Agreement. In this regard, Party B unconditionally gives up the right of defense.

Article 12, Party A’s financing expires (including the announcement of earlier maturity), but Party B fails to refund the payment according to the agreement, then Party A is entitled to deduct the corresponding amount from Party B’s domestic / foreign currency account opened in Party A or other branches of Industrial and Commercial Bank of China, and Party B ensures to raise no dispute and no plea.

If there are different currencies between the deducted payment and the Agreement, then it shall be commutated based on the exchange rates applicable to Party A at the deduction date. The interest, other costs and the difference caused by the FX fluctuation generated between the deduction date and payment date (it refers to the date when the deducted payment is commutated to the currency in the contract according to the national FX management policies and Party B’s debt is actually paid off) shall be borne by Party B.

Article 13, Party A is entitled to provide information relating to this Contract and other relevant information of Party B to the Credit System of the People’s Bank of China or other Credit Databases established by law for inquiry and use by qualified organizations or individuals in accordance with specifications of relevant laws and regulations, and requirements of financial supervisory institution. Party A also has the right to inquire the relevant information about Party B through the credit system of the People’s Bank of China or other credit databases established by law for the establishment and performance of the contract.

Article 14, Give up: during the implementation of the agreement, Party A’s failure to exercise, or delay in exercising any right under the agreement should not be deemed a waiver of rights, and will not affect any obligation under the contract assumed by party B.

Article 15, Amendments and supplementary to the Agreement: the agreement can be amended and supplemented with the written approval of Party A and B. All modifications and supplements signed and confirmed by Party A and B shall be an impartible part of this agreement, and has the same legal effect as this agreement. However, the original agreement shall remain in force before modified and supplemented agreements enter into force.

Article 16, Dispute settlement: about disputes arising from Party A and B’s implementation of the contract, they shall be settled firstly by both parties’ negotiation; if the negotiation fails, then they shall be settled by the following second way:

1. They are arbitrated in   [blank]   by the China International Economic and Trade Arbitration Commission according to arbitration rules for financial disputes which are effective when the arbitration application is submitted;

2. They are settled through the litigation in the court in Party A’s location.

During the litigation or arbitration, the terms without disputes in the agreement shall still be performed.

Article 17, Change of relevant parties: Party B shall inform Party A in advance in case of the merger, separation or restructuring. The agreement is still applicable to the relevant parties after the merger, separation or restructuring, and the changed relevant parties shall assume or respectively assume obligations in the agreement, and enjoy or respectively enjoy rights in the agreement.

Article 18, The “Application for the Import Payment Agent Services”, “Trust Receipt”, “Application for the Repayment of Import Payment Agent Services”, “Application for the Extension of Import Payment Agent Service” and “Payment Confirmation of Import Payment Agent Service” are the effective part of this agreement, and bind both parties.

Article 19, This Contract is made in duplicate, Party A and B hold one copy respectively. This Agreement shall come into effect from the date of signing and expire on December 16, 2011, and the uncompleted obligations are still bound by the agreement after the expiry of the agreement.

Article 20, Other items agreed by both parties

Loans under this agreement shall not be used for stocks, futures and other securities investments, and Party B shall not change the usage of loans without purpose.

Party A (official seal): Industrial and Commercial Bank of China Limited, Dongguan Qingxi Branch

Principal (authorized agent):/s/ Zhang Wenbin

Party B (official seal): Dongguan Lite Array Company Limited

Principal (authorized agent):/s/ Sham Shu Qin

Date of signature: December 17, 2010

Witness: Zhang Xiaoxi